Exhibit 99.1

Red Robin Gourmet Burgers Signs Non-Binding Letter of Intent to Acquire
17 Red Robin Franchised Restaurants in California

Greenwood Village, CO — (BUSINESS WIRE) —January 31, 2007 — Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB), the casual dining company that serves up fun, feel-good experiences by offering its guests an imaginative selection of high-quality gourmet burgers and innovative menu items in a family-friendly environment, today announced that it has signed a non-binding letter of intent to acquire the assets of 17 Red Robin franchised restaurants in the state of California for a cash purchase price of approximately $47.5 million, subject to purchase price adjustments, and less any assumed indebtedness.  The letter of intent also provides for up to an additional $3 million purchase price earn-out to be paid in 2008 upon the acquired restaurants achieving certain 2007 sales targets.

The 17 franchised Red Robins are owned by Top Robin Ventures and Morite of California.  Based on information provided by the franchisee, the 17 restaurants generated $56.3 million in revenue in 2006. The territory covered by these entities’ exclusivity rights generally encompasses the area of Los Angeles County north of Interstate 10, the California counties of San Luis Obispo, Santa Barbara, Ventura, Fresno, Kings, Tulare and Kern, as well as a portion of Riverside County.

The Company currently expects the acquisition, if completed, to close in the second quarter of 2007 and to be accretive to earnings.  The Company anticipates funding the purchase through borrowings under its credit facility.

The closing of the acquisition is subject to completion of due diligence satisfactory to the Company, necessary licensing approvals, lease consents and transfers, and negotiating a definitive acquisition agreement, among other customary closing conditions.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss the acquisition tomorrow morning, Thursday, February 1st, at 9:00 a.m. ET. The conference call number is 877-704-5386 and 913-312-1302 for international callers.  To access the broadcast via webcast, please visit www.redrobin.com and select the “Investors” link from the menu.

About Top Robin Ventures and Morite of California

Top Robin Ventures and Morite of California (together “Top Robin”) is one of the largest franchisees of Red Robin restaurants, operating 17 locations in California.  Top Robin has been a franchisee for over 20 years, and is primarily owned by Bill Morrow and Earl Soller.  Earl Soller and his son, Scott Soller, are the operators of the restaurants and employ over 1,400 Team Members.  Mr. Morrow and Mr. Soller have a combined experience of over 100 years in the restaurant business.

About Red Robin Gourmet Burgers

Red Robin Gourmet Burgers, Inc. (www.redrobin.com) is a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens.  Red Robin serves gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as many other items including salads, soups, appetizers, entrees, desserts, and its signature Mad Mixology® specialty beverages.  There are 349 Red Robin® restaurants across the United States and Canada.

Forward-Looking Statements

Certain information and statements contained in this press release are forward-looking statements.  Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts.  These statements may be identified, without limitation, by the use of forward-looking terminology such as “intent,” “anticipates,”  “expects,” or comparable terms or the negative thereof.  All forward-looking statements included in this press release are based on information available to the Company on the date hereof.  Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof.  These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements.  These risks and uncertainties include, but are not limited to, the following: delays in the due diligence and negotiation process or dissatisfaction with the results of due diligence; delays associated with or failure to obtain governmental and third-party consents; our ability to integrate the acquired restaurants and operate them as expected;  finalization of purchase price and adjustments related to the acquisition of these California franchised restaurants; effectiveness of our management strategies and decisions; changes in availability of capital or credit facility borrowings; ability of these California franchised restaurants to meet certain earnings targets for the 2007 fiscal year; and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:
Don Duffy
Integrated Corporate Relations
203-682-8200